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                                                                    Exhibit 99.2

CONTACTS:

(MEDIA):       BILL MINTZ (CELL)    (281/770-8865)
               TONY LENTINI (CELL)  (713/907-5841)
(INVESTOR):    ROBERT DYE           (713/296-6662)

                              FOR IMMEDIATE RELEASE

                 APACHE EMPLOYEES REWARDED FOR SHAREHOLDER VALUE
                    INCREASE OF $9 BILLION-PLUS IN FOUR YEARS

      Houston, Oct. 26, 2004 - Apache Corporation (NYSE, NASDAQ: APA) today announced that it has achieved its goal of doubling its share price in the last four years, adding more than $9 billion in shareholder value. Approximately 1,900 employees will share special incentives in the form of Apache stock paid in three annual installments, reducing Apache's fourth-quarter 2004 net income by approximately $54 million, or 16 cents per diluted common share.

      In April 2004, Apache employees passed the first threshold in the company's Share Price Appreciation Plan when the stock price reached $43.29 per share. Stock distributed as a result of that achievement will reduce 2004 net income by $16 million, or 5 cents per diluted common share.

      The second appreciation target was achieved today, when Apache's share price closed at $ 54.05.

      Under the second achievement, people employed at Apache when the conditional shares were granted in December 2000 will receive shares equivalent to at least 75 percent of their annual salaries at that time. Employees hired after December 2000 but before May 1, 2003, will receive prorated awards. More than 90 percent of the incentives will be paid to non-executive employees. For the two targets achieved to date, the company will issue approximately 3.3 million shares of common stock, net of tax withholding, for the employee awards.

                                     -more-

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APACHE SHARE APPRECIATION PLAN - ADD 1

Total cost of the program is estimated at $215 million over three years, or about 2 percent of the increase in shareholder value.

      The current Share Price Appreciation Plan was conceived when the stock price was trading in the range of $60 per share ($25.97 adjusted for the subsequent split and stock dividends), with incentives tied to three appreciation thresholds of $100, $120 and $180 per share, each of which had to be attained for 10 out of 30 consecutive days before year-end 2004. Adjusted for the subsequent split and stock dividends, the threshold targets are now $43.29, $51.95 and $77.92 per share.

      "Reaching this goal is a great achievement, both for Apache shareholders and our employees," said G. Steven Farris, the company's president, chief executive and chief operating officer. "Higher prices have certainly helped, but in the last four years Apache's reserves have doubled to 1.7 billion barrels equivalent and production has increased 87 percent to approximately 460,000 barrels of oil equivalent per day. Apache employees under this plan are definitely happy campers."

      Along with very strong prices, Apache has added nearly $1 billion in properties through acquisitions this year and will drill approximately 1,950 wells that set the stage for future growth of the company.

      Apache Corporation is a large oil and gas independent with core operations in the United States, Canada, Egypt, the United Kingdom North Sea and Australia.

                                      -end-

      This release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations, beliefs, plans and objectives regarding Apache's drilling plans. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the availability of needed personnel and equipment for the future exploration and development, fluctuations in oil and gas prices, and general economic conditions.